Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

EUREKA ACQUISITION CORP

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee
Equity	Units, each consisting of one Class A ordinary Share, par value $0.0001 per share, and one Right entitling the holder to receive one-fifth (1/5) of one ordinary share(2)(3)	457(a)	5,750,000	$10.00	$57,500,000	0.0001476	$8,487.00
	Class A ordinary shares, par value $0.0001 per share, included as part of the Units(3)	Other(4)	5,750,000
	Rights included as part of the Units(3)	Other(4)	5,750,000
	Class A ordinary shares underlying Rights included as part of the Units(3)	457(a)	1,150,000	$10.00	$11,500,000	0.0001476	$1,697.40
	Representative Shares(3)	457(a)	230,000	$10.00	$2,300,000	0.0001476	$339.48
	Total Offering Amounts				$71,300,000	0.0001476	$10,523.88
	Total Fees Previously Paid						$0.00
	Total Fee Offsets						$0.00
	Net Fee Due						$10,523.88

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)	Includes 750,000 units, consisting of 750,000 Class A ordinary shares and 750,000 rights, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(3)	Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share capitalizations or similar transactions.

(4)	No fee pursuant to Rule 457(g).